EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

The following companies are subsidiaries of Zale Corporation:

     Zale Delaware, Inc.

     Zale International, Inc.

The following are subsidiaries of Zale Delaware, Inc.:

     Zale Puerto Rico, Inc.

     Dobbins Jewelers, Inc.

     Jewelers Financial Services, Inc.

     Zale Life Insurance Company

     Zale Indemnity Company

     Jewel Re-Insurance Ltd.

     Zale Employees Child Care Association, Inc.

     Jewelers Credit Corporation

     TXDC, LP (DDCC, Inc. Limited Partner)

     DDCC, Inc.

The following companies are subsidiaries of Zale International, Inc.:

     Zale Canada Holding, LP (Zale Corp, Limited Partner)

     FINCO Holding, LP (Zale Canada Holding LP, Limited Partner)

     FINCO Partnership LP (FINCO Holding LP, Limited Partner)

The following company is a subsidiary of FINCO Holding, LP:

     Zale Canada Co.

The following company is a subsidiary of Zale Canada Co.:

     Zale Canada Diamond Sourcing, Inc.